Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus, “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated December 14, 2007 in this Registration Statement on Form N-1A (SEC File Number 811-1355) of The Alger Funds.

ERNST & YOUNG LLP

New York, New York

September 2, 2008